Exhibit 5.1

October 13, 2020

Radius Global Infrastructure, Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Radius Global Infrastructure, Inc., a Delaware corporation (formerly known as Digital Landscape Group, Inc., the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the 13,500,000 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Shares”), issuable pursuant to the Radius Global Infrastructure, Inc. 2020 Equity Incentive Plan, as amended and restated as of October 2, 2020 (the “Equity Plan”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Certificate of Incorporation of the Company; (b) the Bylaws of the Company; (c) certain resolutions adopted by the Board of Directors of the Company on October 2, 2020; and (d) the Equity Plan.

In rendering this opinion, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. We have relied, with respect to factual matters, on statements of public officials and officers and other representatives of the Company.

Based on the foregoing and subject to the qualifications set forth herein, and subject to compliance with applicable state securities laws, we are of the opinion that the Shares, when and if issued pursuant to the terms of the Equity Plan, will be validly issued, fully paid and non-assessable.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement dated the date hereof. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Radius Global Infrastructure, Inc.

    660 Madison Avenue, Suite 1435

        New York, New York 10065

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